Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q4 2021
February 17, 2022; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President, Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O'Brien	Goldman Sachs
Helane Becker	Cowen and Company
Hillary Cacanando	Deutsche Bank
Jamie Baker	JP Morgan Chase & Co
Vincent Caintic	Stephens Inc.
PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Air Lease Fourth Quarter 2021 Earnings Conference Call. (Operator Instructions)

It is now my pleasure to introduce Head of Investor Relations, Mary Liz DePalma.

Mary Liz DePalma: Good afternoon, everyone, and welcome to Air Lease Corporation's Fourth Quarter and Year-end 2021 Earnings Call. This is Mary Liz DePalma, and I'm joined this afternoon by Steven Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our fourth quarter and year-end 2021 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, February 17, 2022, and the webcast will be available for replay on our website. At this time, all participants to this call are in listen-only mode.

Before we begin, please note that certain statements in this conference call, including answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, February 17, 2022. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we may be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-K we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. As a reminder, unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Thanks, Mary Liz, and good afternoon, everyone, and thank you for joining us. I am pleased to report a strong fourth quarter for Air Lease Corporation. Our EPS for the fourth quarter of $1.24 per share rose 32% year-over-year. And we generated $597 million in total revenue during the quarter, up 22% relative to the fourth quarter of last year, driving our total full year revenues to approximately $2.1 billion. Both our fourth quarter and full year revenues marked the highest in Air Lease's history.

Our revenues were driven by the growth of our fleet as well as an increase in cash collections and renewed aircraft sales activity. We purchased 53 new aircraft in 2021 and aircraft investments totaled $3.6 billion, with $1.2 billion occurring in the fourth quarter. As a result of these deliveries, the net book value of our fleet grew 12.4% year-over-year and our operating cash flow was up 26.3% for the full year 2021, benefiting from this fleet growth and rising cash collections, which improved in the fourth quarter to 99.3% up from 94% in the third quarter. And as a testament to our young modern fuel-efficient fleet, we ended the fourth quarter with a lease utilization rate of 99.8%. As you see, we resumed our aircraft sales activity during the fourth quarter. Looking forward, as is normal during the course of our sales program, we're looking to execute further aircraft sales primarily in the second half of 2022, targeting approximately $750 million in sales for the year. But dependent on our actual level of deliveries from Boeing and Airbus. More on that later.

Based on these results and the results of our third quarter, we believe that the second half of 2021 marked the inflection point in pandemic recovery of the global airline industry. Demand for new single-aisle aircraft from our order book is accelerating with diminishing supply and future availability from both Airbus and Boeing. Our order book is 99% placed through 2023. Reflecting this demand, you've seen our announced recent large-scale placements with ITA in Italy and with Malaysia Airlines and others, with more larger scale placements soon to be announced. The strong freight and cargo markets are also lending support particularly to widebody passenger aircraft which are increasingly being used and relied upon for their freight carrying capability. Higher oil prices are causing a renewed focus on operating efficiency, replacement of older, less fuel-efficient aircraft and meeting environmental sustainability goals. The overall increased demand, coupled with rising interest rates and inflation are providing the catalyst for a rising lease rate environment, and we're seeing this in the marketplace. Airline balance sheets are still strained and in recovery mode, further driving lease demand.

With all this in mind, as you saw late this fall, we finalized an order with Airbus to purchase 116 aircraft, including 25 A220s, 59 A321neos, 20 A321neo XLRs, five A330-900s and for the first time, seven A350 freighters. I'm proud to say that this order marks the largest individual order for new aircraft in our company's history. And today, I'm happy to announce that we are adding 50 additional Boeing 737 eight and nine aircraft to our order book for delivery in 2024 through 2026, of which many have already been placed. Now these 50 aircraft consists of 32 additional MAX aircraft plus the conversion of three 787 order positions into 18 737 MAX positions. So in summary, we are adding 50 Boeing 737 eight and nine aircraft to our order book and reducing our 787 orders by three units. By these order additions, we believe ALC now has the largest combined order book specifically with Boeing and Airbus of any lessor. ALC has no orders with other manufacturers.

With our highly valuable order book, we are, of course, watchful of OEM supply chain stress and any other production constraints that may impact our forward deliveries over the next several years.

We are no stranger to notifications of delivery delays from both Airbus and Boeing. We continue to experience several month delays from Airbus, most specifically on the A321neo. And from Boeing, there remains a high degree of uncertainty about resumption of 787 customer deliveries. So for example, although we see in the commitment section of our 10-K that we have 10 Boeing 787 aircraft contracted for delivery in 2022. At this juncture, we forecast taking delivery of only one 787. Now this could change and hopefully improve, but it's our best estimate today. As Boeing has reminded the world, the resumption of 787 customer deliveries is ultimately determined by the FAA, and no timeframe has been given for that.

So looking forward to the remainder of 2022, although we are contractually committed to take delivery of 85 aircraft, for the reasons I've just outlined, that number will likely be lower. -- such that we believe aircraft investments are more likely to range from approximately $3.5 billion to $4.5 billion in 2022. Now in the first quarter, we expect about $650 million of aircraft investments. As we've done in prior years, we will be looking for additional attractive aircraft investments in the secondary market or through strategic sale-leaseback transactions where we can simultaneously couple direct placement of our order book aircraft as you saw us do successfully in 2021.

To take advantage of these opportunities, we continue to have a strong liquidity position of $7.9 billion and enjoy ongoing access to the investment-grade capital markets. In 2021 alone, we issued $3.7 billion of notes with a weighted average interest rate of 1.27%. Since the beginning of 2020 when the pandemic began, we've raised over $9 billion in the capital markets and our composite cost of funds at the end of 2021 was 2.79%, which is the lowest in our company's history. As we enter a rising interest rate environment, we expect that our strong balance sheet and credit metrics will allow us to continue funding at competitive rates as compared to our customer base. We also continue to have interest rate escalators in our leases, which provide for adjustment at the time of delivery of the aircraft to reflect the interest rate environment we are in at the time.

Although the airline industry is on the road to pandemic recovery and by our actions, you see our overwhelming confidence in the future. At the same time, we are mindful that full recovery of the global airline industry will not happen until we see accelerated international travel recovery. In that context, and as we've said before, Asia lags in this regard. But we're starting to see the beginning of recovery in Asia. Recently, countries like Vietnam have resumed international destinations as well as relaxing COVID restrictions. India and Thailand are following suit. And Australia and New Zealand are also reducing restrictions. There has been little change in this regard, however, with respect to China. Overall, the airline industry is recovering, but remains under pressure, and we continue to see certain airlines in distressed condition where restructurings may still take place. I would remind everyone, however, that this is the nature of the airline industry with or without COVID-19. Our job is really no different, and that is to be disciplined to make the best credit decisions possible and place our bets with airlines we believe are in the best position looking forward.

Further looking geographically, of course, political tensions between Russia and the Ukraine have been at the news forefront. We continue to monitor the situation, but ALC has only small exposure to both Ukraine and Russia, totaling under 5% of our complete net book value as of the end of the year, and we enjoy good cooperation with our airline customers in those countries.

In summary, Air Lease Corporation was started as a clean sheet of paper in 2010. And since day one, our strategy has been placing new aircraft from our order book on long-term leases to a diversified group of airline customers around the world. This focus has been critical to the strength of our platform to date and has proven its worth through good times and as we've experienced with COVID-19 pandemic more difficult times as well.

As our industry continues its path of recovery with an intense focus on sustainability, we're confident that the experience and global relationships of our team, coupled with our offering the most technologically advanced and environmentally friendly airliners obtainable will continue to set us apart.

Further highlighting the basis of our confidence, I'll now turn the call over to Steve Házy for additional commentary and announcement of the share repurchase program just authorized by our Board. Steve?

Steven F. Udvar-Házy: Thank you, John. That was great. I want to commend our entire Air Lease team for the results that were achieved in the last quarter of last year and also for the full year 2021. This was a very challenging year. But I think since the inception of Air Lease, our entire management team and support staff has taken tremendous pride in being a long-term partner to the commercial airline industry. That commitment is truly tested during difficult times, and everyone at ALC has stepped up to the plate in the past two years as we and the broader aviation community have worked to get into this recovery phase. Our team takes an individualized approach to all of our customer decisions and accommodations, which is the right long-term decision for our business. And this last quarter of 2021 is evidence of that. Long after we have moved past COVID-19, those airline customers we helped during a time of stress will experience growth and recovery in passenger demand, and we'll look to modernize and grow their fleets and Air Lease will be there to assist them with our aircraft and our professional expertise.

As the Delta and Omicron variants have shown us, we cannot control each phase of this recovery, but we are moving in the right direction. 2021 was evidence of that with continued improvement in passenger traffic with a few bumps along the road. But if we focus on the latest data from IATA, specifically on the domestic traffic side, the story is very clear and obvious. People have the desire to travel by air. IATA reported that passenger traffic was up 80% in the month of December 2021 relative to the prior year. As we all know, travel restrictions domestically have been much less than internationally. But even as the international side has continued to have restrictions, we have reasons to be optimistic with December traffic levels significantly improved over the prior year, and this improvement is despite Omicron. While this variant has slightly elongated the recovery of passenger traffic, its impact on it has been relatively minor compared to the initial onset of COVID-19 earlier in the pandemic, particularly in the first three quarters of 2020. With more than 10.4 billion doses of the vaccine already administered across 184 countries, we are hopeful that continued distribution of vaccines and other medical breakthroughs will become a tailwind for reopening of travel routes and lessening of restrictions as we progress in the year 2022. In fact, despite mask mandates, testing protocols and other requirements, people have adapted and adjusted their routines to get back in the air. We believe that this trend will continue to accelerate in 2022.

Meeting with and speaking to airlines globally, I can tell you that we are now past the inflection point. And you can see that with the airlines in various regions of the world, we're posturing and making large fleet planning decisions. Just in the past few months, ALC has signed large transactions with ITA in Italy, the successor to Alitalia for the placement of 31 new Airbus aircraft, with Spirit Airlines in Florida for 15 new Airbus A320 and A321neo aircraft and as you saw with our announcement a few days ago, 25 new Boeing 737 MAX aircraft with the Malaysia Aviation Group, which is the owner of Malaysian Airlines. All of these are long-term leases. And every one of these placements is unique as our team customized our fleet planning solutions for the goals of these airline customers, and they are focused on fleet modernization and having more efficient aircraft in their fleet. And as John mentioned, you will see added announcements from us in the near future about further large new aircraft placements from our order book.

In addition to future placements, this quarter, we've continued deliveries of both narrowbody and widebody aircraft. To give you examples of the regional diversification of our deliveries in Asia, despite slow international growth in passenger traffic, we did deliver a new A321neoLR aircraft to Peach Aviation in Japan, which is an affiliate of All Nippon Airways, twoA321neo aircraft to China Airlines in Taiwan, and they will lease six in total. One additional A321neoLR aircraft to Sichuan Aircraft -- I'm sorry, Sichuan Airlines in Chengdu, China and one additional A321neoLR to Air Astana. We also delivered another A321neo to Vistara Airlines in India. In the United States, we delivered four new Boeing 737-9 aircraft to our good customer, Alaska Airlines as part of a larger fleet placement with them that was announced in the latter part of 2020. In Europe, we delivered one new A350-1000 widebody aircraft to Air Caraibes in Paris and one new A350-1000 with French Bee as well as another new A350-1000 to Virgin Atlantic Airways. Airlines have not shied away from taking delivery of new aircraft and making decisions today which they know will be necessary for their future success.

We feel the same way, which is why, as you heard briefly from John, we felt the recently announced orders with Airbus and Boeing where necessary and appropriate for the long-term success of our platform and corporate strategy. In addition to John's remarks, I want to briefly comment on our entry into the freighter market. This is a market we have been looking at for some time. It was strong as we entered the pandemic, but the dynamics resulting from COVID-19 have accelerated those trends, fueled in large part by the continued growth on a global scale of e-commerce, which we view as being strong for the foreseeable and long-term future. E-commerce provides a stabilizing factor that was missing in the more volatile air freight marketplace in prior decades. And continued bottlenecks at container shipping ports globally also has vitalized air cargo demand, and we do not really see the situation abating.

So we felt it was time to make a move into this marketplace by sticking to our philosophy of ordering the most technologically advanced and the most fuel efficient aircraft with the new A350 freighter. You've recently seen our decision validated by a growing order book of airline customers for the A350 freighter program, including Singapore Airlines, Air France, Etihad and CGM Air Cargo Group in Europe. As many of you are aware, we were the large customer of the A321LR as well as the A321XLR. And those aircraft have proven to be extremely successful with our broad spectrum of airline customers. Our goal is to always ensure our order book comprises of the most desired aircraft types as we emerge from this pandemic, and as such, we're pleased to be a launch customer of the A350 freighter.

We've also been pleased with developments with the 737 MAX in terms of performance and reliability in resumption of deliveries. Our airline customers have been giving us good reports. As such, it should be no surprise that lease rates on 737s are recovering, and the forward demand profile is robust. We believe that any passenger sigma has largely dissipated and confidence has returned to the pilot community. Deliveries of our new MAX orders span across 2024, '25 and '26 and this is a period that I would like to point out that Airbus is now virtually sold out on the single-aisle Neo program. So we believe that Air Lease is in an excellent position to be able to offer both Boeing and Airbus single-aisle solutions from our order book in those critical years ahead as the airline industry recovery rate accelerates strongly. Our Forward MAX lease programs are not dependent on placements in Russia, where certification is still outstanding, nor in China, when China's Airworthiness Directive needs incorporation for airlines to supply the MAX.

Finally, our exciting A220 program and placements are doing extremely well and progressing, which is why at the end of last year, as part of our Airbus order, we exercised our option for 25 additional A220s. This brings us up to 76 firm orders for the A220 family. We're seeing growing momentum in replacing aging 737-700s, A319s and large-sized regional aircraft with a more fuel-efficient and capital-efficient A220. To date, our placements have resulted in four new airline customers for the A220 program. And this is certainly an area that differentiates ALC from other lessors in the eyes of the OEMs. Simply put, Air Lease is a market leader in aircraft types, bringing new airline customers to both Airbus and Boeing through our fleet planning and leasing platform. In many cases, our lease placements lead to further direct orders of that aircraft type by the airlines to the OEMs. This is the very reason that ALC enjoys status at attractive high volume pricing with Airbus and Boeing. We don't just buy aircraft, we find and bring new customers to each aircraft type in our order book of new aircraft.

As our recent orders indicate, we're still viewing investing in new aircraft on long-term leases as providing the highest possible return to our shareholders over the long term. However, we also view ALC's own stock valuation as an attractive element of our overall capital allocation strategy. As such, today, I'm happy to advise that in addition to declaring our 37th consecutive quarterly common stock dividend, our Board of Directors has authorized another share repurchase program, this time for $150 million to begin effective immediately through September 30, 2022. I'd like to point out that this is a 50% increase to the $100 million share repurchase program our Board authorized last year, which expired at the end of December, and we are pleased to have this new program available to us.

And with that good news, I'd like to turn the call over to our CFO, Greg Willis, to provide more detail and color on our financial results for the fourth quarter and for the full year 2021.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone. For the fourth quarter of 2021, ALC generated record revenues of $597 million, up 22% as compared to the fourth quarter of 2020. This was comprised of $563 million of rental revenues and $34 million of aircraft sales, trading, and other activities. The increase in our rental revenues was primarily driven by the growth of our fleet, the effects of improved cash collections from our lessees and $24 million of aircraft sales. In addition, this quarter, we had approximately $30 million of end of lease revenue, resulting from the successful transition of five aircraft.

Overall, we have witnessed an improving environment with our lessees. As a result, we have seen a notable rise in our cash collection rate to 99% with cash basis recoveries increasing to $12 million and restructurings decreasing to $24 million.

At the end of the fourth quarter, approximately 6% of our fleet by net book value was accounted for on a cash basis. That is down from 10.6% at the end of the third quarter. However, our outstanding deferral balances did increase to $203 million, primarily due to the positive resolution we have reached with Vietnam Airlines. I would like to highlight that a majority of our outstanding deferrals will be repaid within the next two years.

Moving to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances, driven by the growth of our fleet, partially offset by a decline in our composite cost of funds. Our composite rate decreased to 2.79% as of year-end from 3.13% in the prior year. Depreciation continues to track the growth of our fleet, while SG&A rose over the course of 2021 as we return to a more normalized level of operating expenses as compared to prior years. SG&A was particularly elevated in the quarter as a result of increased business activity and expenses related to aircraft transitions.

Finally, I want to touch on our financing activities, which remains a competitive advantage for ALC, given the strength of our balance sheet. In addition to achieving record low composite cost of funds, we kicked off 2022 with another hallmark transaction, raising $1.5 billion in senior unsecured notes with a weighted average interest rate of 2.5%, which is inside our composite cost of funds. The 10-year tranche of this transaction marked our lowest coupon for a 10-year issuance at 2.875% in our history. This transaction takes care of all our remaining maturities for 2022, putting us in a very strong position as we face a rising interest rate environment with 95% of our debt being at a fixed rate.

We also increased the capacity of our revolving credit facility by approximately $300 million to $6.8 billion, and we will continue to maintain elevated levels of liquidity until the broader aviation market fully recovers.

As you have heard from us in the past, we will remain firmly dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as our priority form of financing, and we have approximately $26 billion in unencumbered assets at quarter end, which served us well throughout the pandemic. We ended the period with a debt-to-equity ratio of 2.4x on a GAAP basis, which net of cash on the balance sheet is approximately 2.3x.

Finally, as a follow-on to Steve's comments, I would like to emphasize that we spend a lot of time internally focusing on capital allocation with the goal of maximizing shareholder value overall. As such, we are highly confident that the balance that we have struck between ordering additional modern fuel-

efficient aircraft, coupled with our -- with our share repurchase program and continued quarterly dividends will drive shareholder value for many years to come.

And with that, I'll turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thank you, Greg. This concludes management's commentary and remarks. (Operator Instructions) Now I'd like to hand the call over to the operator to open the line for the Q&A session. Andrew?

Q&A

Operator: (Operator Instructions) Our first question comes from the line of Jamie Baker with JPMorgan.

Jamie Nathaniel Baker: So Steve and/or John, first question. So Mark and I were discussing this looming narrowbody shortage, which I think is fairly well chronicled at this point. Not sure if I call it a consensus among your investors just yet, but I think we're moving in that direction. But when you look at the widebody market, what you're hearing from customers, seeing with the OEMs, your comments on cargo. I mean -- how would you assess the possibility that we might soon start talking about a meaningful widebody shortage in the next two to four years? Or do you think that your owners really shouldn't be thinking about that and we should just focus on the narrowbody side?

Steven F. Udvar-Házy: Well, Jamie, one of the things that investors should remember is to look at the number of A380s, 747s, and MD-11s, A340s and some of the oldest 777s and A330s that have been retired. There's probably around 300 widebody aircraft that have sort of disappeared very quietly since 2019. So if you add up the cumulative capacity of those aircraft, the total widebody fleets actually shrunk.

And then to couple that with the fact that Boeing is not delivering any 787s, haven't delivered any 787s since the spring of last year, there is a momentum going forward towards equilibrium in a widebody space, but that is heavily dependent on at least a modest recovery in international travel and international business travel. While we're beginning to see green shoots, particularly in Europe, in the Middle East, Latin America, where I just came back from a trip, and Asia that I think John highlighted.

So Look, it's not going to be as speedy of a recovery as the single-aisle aircraft, but we are seeing a strong momentum to replace the oldest widebody aircraft that are reaching 20 to 25 years of age, either convert them to cargo or simply retire them. And in addition, we've seen a lot of 767s being converted to freighters. In fact, I think there's now four conversion lines in the world, converting 767-300ERs to freighters. So all of those ingredients have really helped for a steady path for recovery of the widebody market.

John L. Plueger: Jamie, this really illustrates the basis of a philosophy we've had. You've heard several lessors over the course of the pandemic, panicking about widebodies. Several have said, I'm not (going to do any new widebodies anymore, we're done, blah-blah, blah-blah. That's always seemed to us as just too much of a knee-jerk reaction. Clearly, clearly, the world needs widebody aircraft. It is the way that most international traffic over any reasonable distance is covered.

So there's just no way that widebodies are dead or they're not good investments. It's just a question of which widebodies you pick going forward and what you have in your fleet. So we've never ever even thought about abandoning the widebody space for the reasons, especially now that Steve has outlined.

And I do think that's a key differentiator for Air Lease. Now at the current time, of course, we are emphasizing narrowbodies. The vast majority of the order we did with Airbus and Boeing and all of Boeing were just all narrowbodies. And that's great. We move with the times. We move with current demand. Big picture, you should never dismiss widebodies.

Steven F. Udvar-Házy: Okay. One other item, Jamie, that I think the investors need to think about, and that is that the fuel consumption of the widebody aircraft is significantly higher than the single-aisle aircraft. So with the rising oil prices, what we're seeing is that airlines are trying to sort of optimize their scheduling around the most fuel-efficient aircraft, such as the A330-900, for example, at Delta and other carriers. A350-900s and 1000s, 787-9s and 10s. And so we're seeing a greater understanding of the operating cost profile of these aircraft and these newer technology widebodies that tend to be kind of in the smaller to medium-sized widebody segment and are extremely attractive in this high-fuel cost environment.

Jamie Nathaniel Baker: And just a quick follow-up. It's a question about appraisers. And I'm sure you don't -- you spend a lot of time or lose much time or much sleep thinking about the price values. But some of your investors do and some analysts may. How much do you think that the appraiser community has, I guess, overshot on the downside for values and lease rates relative to what you're seeing? And do you have a guess as to when that turn in their values might be? Because for some owners, these are metrics that matter.

John L. Plueger: Jamie, I'll offer one insight upon that, and that is this. Generally speaking, we find that the appraisers -- not criticizing them because they only go on historical data, they do [report based] on transactions that have been done. But generally speaking, the appraisers are usually somewhere between six and 12 months behind where the actual real-time marketplace is. Some are more aggressive, some are less aggressive. But clearly, it's the the data flow lags in the appraiser community against real-time transactions that we're seeing in the marketplace.

Operator: Our next question comes from the line of Catherine O'Brien with Goldman Sachs.

Catherine Maureen O'Brien: So I may just start off following on the discussion on widebodies. I thought the comment on widebody lease rates in the press release, benefiting from freighter shrink was encouraging. I know you earned some A350 freighters, but do you think the dynamics in the freight market are sustainable enough where you look to increase your fleet exposure to freighters more meaningfully going forward? Or was that really as a comment meant more to highlight that cargo demand helps increase the value of widebodies overall, including your passenger widebodies?

Steven F. Udvar-Házy: Well, we have not had any freighter aircraft or dedicated freighter aircraft in our fleet since the inception of Air Lease. So the order for the A350 freighter is really our first venture into the all cargo markets. We are also planning to convert some of our A330 aircraft into freighters, either as full freighters or as small package freighters between 2023 and 2027. But relative to our total size and balance sheet, our immersion to the freight market is really a very tiny segment of our total assets. So it's not a major shift or departure from our fleet strategy, but we are talking to a lot of very sophisticated freight carriers and combination airlines that both carry freight and passengers that are extremely interested in the A350 freighter.

John L. Plueger: And Katie, I think to the main point of your question, we did not make this move without feeling very convinced that the freight marketplace has really fundamentally changed with the event of e-commerce. And we say that as sustainable for as far as you can see in the future, it's really provided a lot of stability to that marketplace. And so we've also, in that process, looked at the ancillary question which is as additional aircraft are reabsorbed and taken on to the airline fleet, especially if more widebody aircraft start flying again, does that deteriorate or decrease the overall appetite for freight and cargo?

And we've come to the answer, no. We feel there's plenty of demand for dedicated freighters as evidenced by our A350 freighters. We'll make further aircraft freighter decisions on the new aircraft side to see how time unfolds. Steve indicated our plans to convert some of our A330s. But it's a new market for us, but it's a market we have jumped into based on a pretty rigorous study of the capacity in the marketplace, what happens when the current aircraft return in larger fold to international flying? And we still think well and above then, there's a good demand profile for the foreseeable future.

Catherine Maureen O'Brien: That totally makes sense. I mean my mom who didn't know how to reply to an email before COVID, now is ordering on Amazon every day. So I hear you there. For my second question, maybe for Greg. Just given where rates are today and how your spreads have trended over the last 18 months, which is in a favorable direction, of course. Should we expect this year composite cost of funds continue to come down even in a rising rates environment? Or maybe that's a little too rosy? And then just any further refinancing opportunities coming or just the January issuance take care of that for the foreseeable future?

Gregory B. Willis: I think there's a couple of things to think about. I think the first you start with is the fact that we have 95% of our debt being fixed. So it's very difficult to move our overall debt book, which is now closing in on $17 billion. So it's hard to move the needle from that perspective. We will, of course, issue more debt this year as we continue to take aircraft into our portfolio that we've committed to buy.

But I mean it's hard to say where rates go, but they do feel like they're going higher. But I think we have a significant amount of liquidity to allow us to access the market at appropriate windows or the most advantageous windows that present themselves to us. So it's hard to say how much it will move it higher, rates are going higher, but I do feel that lease rates are going to go up a lot higher than what our composite cost of funds will go up. And I think that will help us into the future.

Steven F. Udvar-Házy: Yes. One other point on that is that we have some debt maturities in the next two years where the interest rates embedded in those bonds is higher than our composite rate today. So every time we can pay off the bond that's more expensive than our average, we're actually helping the company's balance sheet and reducing the overall portfolio interest expense.

Catherine Maureen O'Brien: Okay. Great. Yes, that's kind of where my head was going. If I might be able to sneak one really quick one. I just want to clarify on your 787 comments, you said you're expecting to take delivery of just one versus the 10 committed. Is that because you're unsure when Boeing will be able to deliver? Or did I hear you say something about customers are exercising their right to cancel given over...

Steven F. Udvar-Házy: Those [787 delays] are [due to] Boeing ability or lack of ability -- that's the issue of the customers.

John L. Plueger: In my remarks, Katie, it was very clear. This is up to the FAA when deliveries can resume. And there's just great uncertainty about that. And so we have just made our best guess. It's not based upon cancellations. It's based on what we think is most likely to happen. I want to say on that regard, we don't really have any better view on this than anyone else. So we're not projecting anything. And I also said that we hope it actually improved. It would be great for us if it did. But just our reading of the situation now and the uncertainty that is there with the FAA recently, of course, it was the FAA determined that it will not be giving Boeing authority for certification on the aircraft and the FAA is going to supervise that. We don't know if that might mean additional time involved, for example. So this is just our best guess.

Operator: And our next question comes from the line of Vincent Caintic with Stephens.

Vincent Albert Caintic: Great results on your rental revenue performance this quarter. Just wondering if you could maybe talk about as your new aircraft is being delivered, sort of -- what sort of lease rates we can expect? And off of the fourth quarter, am I approximately correct, to think as the jumping off point as the $564 million less the $12 million cash accounting recoveries or is there another way to think about it?

John L. Plueger: So Greg, why don't you take the last part of that question first?

Gregory B. Willis: So the jumping off point, maybe you could clarify that a little bit. We did have cash basis recoveries of $12 million, which is up. I think from last quarter, we had about $5 million. So that was incremental above and beyond the normal accrual basis accounting that we would have had for those individual airlines. If that helps. Is there something more to your question than that, Vincent?

Vincent Albert Caintic: Yes, I'm guessing so the $564 million, I guess, you had the cash accounting of last quarter flows at about $40 million. So I should just add the incremental twelve on top of that. So maybe exclude that on a run rate basis.

Gregory B. Willis: Yes, that's a fair point. I mean it's -- I mean I think it's the collection of that $12 million was collectible or would have been booked in prior quarters and they got caught up this period.

John L. Plueger: On your lease rate question, Vincent, as you know, we don't really comment specifically dollar-wise or otherwise on lease rates in particular, but I can only say that in several of our aircraft types, led primarily by the A321neo and the XLR / LR -- the lease rates are at now or in some cases, slightly above what they were pre-COVID.

So we are returning to pre-COVID lease rate levels on the 320 and 21neo series, the 737 MAX is getting very close, the A220s as well. And so I think we're very -- this has been very encouraging for us to see. So suffice to say, the short answer is they're at -- they're very close to or, in some cases, above pre-pandemic levels.

Steven F. Udvar-Házy: We also -- when talking to the airlines, they recognize that interest rates are going north, not south. So if there are alternatives to purchase an aircraft and get their own financing, those costs will rise. And so the introducing high capital cost assets is not going to be as favorable for them either. So leasing becomes a very, very attractive alternative to purchasing aircraft directly and getting traditional financing.

Vincent Albert Caintic: Okay. That makes sense. And then a second quick follow-up. So nice to see the share repurchase authorization increase for this year. Just wondering if you can remind us how you're thinking about executing on that share repurchase program versus other things such as, of course, the aircraft deliveries and other opportunities to use the capital?

Gregory B. Willis: Vincent, this is Greg. I mean, we typically don't provide color at what levels we bought the stock, but we spend a lot of time thinking about that, and the Board has authorized us to go out there and repurchase $150 million worth of stock over the next six months through September 30. So we're going to make sure we do our best to buy the appropriate levels and creating shareholder value through it.

Operator: Your next question comes from the line of Helane Baker with Cowen -- Becker, I'm sorry.

Helane Renee Becker: I think Steve or John, you mentioned that Airbus has sold out, and we know that to be the case, right, between -- on the narrowbody aircraft between now and I think 2027. How are you doing, I guess, is the right word, convincing customers to switch from an Airbus to maybe to a Boeing if they need that lift in the short term?

John L. Plueger: So Helane, let me just jump in on that. I want to make sure there's no misunderstanding. We now have positioned ourselves to have both the Airbus and Boeing product from our order book available in those few years' timeframe. We're not relying on the MAX order that we just made to fill in what Airbus cannot provide. We just simply point out as an ancillary comment, Airbus has sold out. And I think what you're going to be seeing shortly is Boeing getting very quickly sold out as well. So our position is we have the advantage of having a good order book of both types to offer. So as to our customers, we continue to guide where we think the best fleet decision is for them. It's not necessarily causing them to move from A to B or B to A. We take a look and we make our best judgments and we offer our opinions to our customers, and we now have both. Our mentioning of Airbus being sold out is simply a statement of fact. But the reason we mentioned that is we have both. We have both Airbus and Boeing in this timeframe.

Helane Renee Becker: Okay. That's very helpful. I appreciate it. And then I think I asked you this question last time, too. That -- I feel like in the last six months, things have changed with respect to the electric vehicle market, it seems to be getting more acceptance. There seem to be more airlines going direct to the manufacturers and ordering them. So has your thought changed on those aircraft since the last time we talked when -- I mean I know a lot of these are ground replacement rather than real aircraft replacement. But how are you thinking about that at all now, if at all?

John L. Plueger: There's really no change.

Steven F. Udvar-Házy: Historically, we're not in the two to four passenger aircraft leasing. That's not the segment of the market that we're involved in. We are closely following the technology and the product developments of a number of these aircraft and helicopters, but we have to just be patient and watch this evolve and understand the asset values and the long-term demand for these aircraft and the pace of technological change in these small electric planes will be very quick. So we don't want to be playing around with prototypes when two or three years later, there may be significant advances in technology and operating economics. So I think you're going to see Air Lease being very cautious in this segment. But if we determine that there is a viable business opportunity that makes sense to complement what we already do, we'll certainly get our feet wet. But right now, I'd say we're more of a spectator than a direct investor.

Operator: And our next question comes from the line of Hillary Cacanando with Deutsche Bank.

Hillary Cacanando: So last week, Frontier and Spirit announced the merger and as you mentioned, you have 15 A321neos that you have agreed to place with Spirit. Could the pending merger have any impact on that lease agreement at all? And I guess just on high level, in general, would you say that airline mergers are a positive for the lessors or a negative for the lessors, perhaps just given that as a bigger company following a merger, the airline could perhaps have more leverage against the lessors and get better rates and stuff like that? We'd love to get your thoughts.

Steven F. Udvar-Házy: Well, Frontier and Spirit our customers of Air Lease. We have A320 and A321 aircraft at Frontier, and we're adding 50 new aircraft, 10 A321s at Spirit Neos and five A320neos. So we have a very close relationship with both of these airlines. They have very similar business strategy and their route networks will complement each other.

They have virtually identical aircraft types other than the engines where there are some differences. So operationally, it will be quite straightforward to integrate those airlines. The key question is the Justice Department and whether there's going to be negative headwinds from the administration for further consolidation of the industry. And that's really going to be the key issue. But just looking at it as a clean sheet merger, we don't really see a huge set of obstacles or impact on the lessors.

John L. Plueger: Yes. I would just add to your question, the answer is no. Our leases are not at risk or nothing will fall through because of this merger. But let me just point out that mergers and consolidations within the airline industry are nothing new. And over time, they really have had little to no effect on our business. I'll just give you an example from years ago, KLM and Air France, they merged. They were big customers of ours at our old company before they merged, and they are big customers of ALC today after they merged. And I can cite many other examples. So mergers don't necessarily change the landscape in our view in many ways, a merger to the extent that it creates a healthier overall airline, a more profitable airline, a bigger airline is better for us from a credit profile, certainly larger airlines as their credit profile enhances enjoy the best lease terms. But historically, as I look back, I can't really say that a merger has, in any way, been detrimental to our lease position.

Steven F. Udvar-Házy: I mean another domestic airline acquisition was Alaska buying Virgin America, and Virgin America had primarily an Airbus A320 fleet, and Alaska had primarily a 737 fleet. So that combination resulted in Alaska rationalizing their fleet and gave us an opportunity to take out 10 A320s out of Alaska that were formerly Virgin Atlantic aircraft, and we placed all those 10 at Allegiant and at the same time, did a 13 aircraft new deal with Alaska for 737-9. So mergers and acquisitions frequently create opportunities for us to optimize the surviving airline as well as give us raw material to do new transactions.

Hillary Cacanando: Makes sense. And then I guess my second question, I know you said that your exposure to Russia is very small it’s under 5%. But I guess more broadly for the leasing sector, if Russia invades Ukraine and sanctions are placed on Russian companies -- is it your view that, I guess, from what you've seen in the past that Russian airlines could potentially also be sanctioned as well? And if that's the case, will they be prevented from making their lease payments to you guys and in the sector overall to your competitors as well? What are your thoughts and what are you seeing?

John L. Plueger: Yes. Let me just offer. First of all, just as a matter of record, our aircraft that are on lease in Russia, none of them are Russian registered. They're all registered in other jurisdictions. And so that is helpful. And should we need to go take some aircraft out, that is a very helpful fact. As to sanctions or everything else like that, it's really too early to tell what may happen. The carriers that we leased over there, for example, like S7, they're very strong carriers. And so it's just too hard to speculate on what sanctions may happen.

But just suffice to say that if we had to remove aircraft, the fact that they're not registered in that country of jurisdiction is helpful.

Steven F. Udvar-Házy: In addition, we do not lease aircraft in Russia to any government-owned carrier. So any airlines that are owned by the central state by the Kremlin, we do not lease to, for example, Aeroflot, Rossiya and Pobeda, which is a low cost -- we do not lease aircraft to those airlines that are owned by the Russian government.

Operator: Thank you. I'm showing no further questions. So with that, I'll turn the call back over to Head of Investor Relations, Mary Liz DePalma for any closing remarks.

Mary Liz DePalma: Thank you, everyone, for your time participating on our call today. We'll look forward to speaking with you again when we report first quarter results. Andrew, thank you so much, and please disconnect the lines.

Operator: This concludes today's conference call. Thank you for participating, and you may now disconnect.